Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-115393

                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED MAY 21, 2004)

                            IRIS INTERNATIONAL, INC.

                     Up to 2,571,975 shares of Common Stock

         Our common stock is currently quoted on the Nasdaq National Market under the symbol "IRIS." On June 6, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $18.10 per share.

         This prospectus supplement supplements the prospectus dated May 21, 2004 relating to the offer and sale from time to time by certain selling stockholders of up to 2,571,975 shares of our common stock.

         This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                         ------------------------------

         On May 11, 2005, Oppenheimer & Co. Inc., a selling stockholder listed in the prospectus, transferred warrants to purchase an aggregate of 64,300 shares of our common stock to each of the other parties listed in the table below. The warrants transferred by Oppenheimer & Co. Inc. have an exercise price of $7.80 per share and are exercisable immediately through and including April 29, 2009 or, if such date does not fall on a business day, then the next business day. Certain of these transferees have exercised their warrants to purchase shares of common stock and the table below reports, in such cases, the common stock beneficially owned as of the date of this prospectus supplement. The information appearing under the heading "Selling Stockholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                              PERCENT OF
                           NUMBER OF          OUTSTANDING       NUMBER OF         NUMBER OF          PERCENT OF
                           SHARES OF           SHARES OF        SHARES OF         SHARES OF           SHARES OF
                         COMMON STOCK        COMMON STOCK     COMMON STOCK      COMMON STOCK        COMMON STOCK
                         BENEFICIALLY        BENEFICIALLY     TO BE OFFERED     BENEFICIALLY        BENEFICIALLY
NAME OF SELLING           OWNED PRIOR         OWNED PRIOR   PURSUANT TO THIS     OWNED AFTER         OWNED AFTER
STOCKHOLDER               TO OFFERING         TO OFFERING    PROSPECTUS (1)   THE OFFERING (2)     THE OFFERING (2)
------------------------------------------------------------------------------------------------------------------
Oppenheimer & Co. Inc. (3)    31,716              *              31,716                0                 *
Frank Kee Colen (4)           17,780              *              17,780                0                 *
Yvonne Briggs (5)              9,455              *               9,455                0                 *
Robert Powers (6)              6,125              *               6,125                0                 *
Henry Williams                 4,585              *               4,585                0                 *
Chris Hagar                    3,235              *               3,235                0                 *
Stanley Stern (6)              1,000              *               1,000                0                 *
Andrew Kaminsky                  578              *                 578                0                 *
Corey Dorzek                     554              *                 554                0                 *
Zubin Mory                       275              *                 275                0                 *
----------

*        Represents less than One Percent of the outstanding shares.
(1) Includes the shares of common stock which are the subject of this Prospectus.
(2) Assumes that all shares being offered by each selling stockholder under this prospectus are sold, that the selling stockholder acquires no additional shares of common stock before the completion of this offering, and that the selling stockholder disposes of no shares of common stock other than those offered under this prospectus.
(3) Albert G. Lowenthal, Robert M. Neuhoff and Dennis P. McNamara exercise voting and investment authority over the shares held by Oppenheimer & Co. Inc.
(4) Consists of 6,700 shares of common stock issuable upon the exercise of warrants by the selling stockholder.
(5) Consists of 3,100 shares of common stock issuable upon the exercise of warrants by the selling stockholder.
(6) Consists of shares of common stock issuable upon the exercise of warrants by the selling stockholder.

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             The date of this prospectus supplement is June 7, 2005